Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE dated as of January 28, 2005 (this “Supplemental Indenture”), to the INDENTURE dated as of July 11, 2003 (the “Indenture”), by and among Cincinnati Bell Inc., an Ohio corporation (the “Company”), the Guarantors and The Bank of New York, a New York banking corporation, as Trustee, which governs the terms of the Company’s 7¼% Senior Notes due 2013 (the “Securities”).

WHEREAS Section 11.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture with the consent of Holders holding more than 50% of the then outstanding aggregate principal amount of the Securities, excluding any Securities then owned directly or indirectly by the Company, or any of its Subsidiaries or Affiliates (the “Requisite Consents”);

WHEREAS the Company and the Guarantors desire to amend the Indenture to facilitate implementation of the Company’s previously disclosed refinancing plan, to clarify the treatment under the Indenture of any acquisition by the Company or its Restricted Subsidiaries of the 19.9% ownership interest held by Cingular Wireless LLC in Cincinnati Bell Wireless LLC and to eliminate the existing restrictions under the Indenture that relate to designating any member of the BRCOM Group as a Restricted Subsidiary, other than any such restrictions applicable to designations of Restricted Subsidiaries generally, all as set forth in Article I hereof;

WHEREAS the Requisite Consents to the amendments effected by this Supplemental Indenture have been received; and

WHEREAS this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

SECTION 1.1.   Amendment of Section 1.01. Section 1.01 is hereby amended by:

(a)	in the definition of the term “Permitted Acquisition”, adding the following italicized text at the end thereof: “For purposes of this Indenture, the term Permitted Acquisition shall include any repurchase (including any repurchase resulting from an exercise of a put right), redemption or call by the Company or any of its Restricted Subsidiaries of the equity interests in CBW owned by Cingular Wireless LLC, a Delaware limited liability company, or its affiliates pursuant to the terms of Amendment No. 2, dated as of August 4, 2004, to the Operating Agreement of CBW, dated as of December 31, 1998, by and among the Company, CBW, Cincinnati Bell Wireless Holdings LLC, AT&T Wireless PCS, LLC, AT&T Wireless Services, Inc. and Cingular Wireless LLC, as the same may be amended, supplemented or otherwise modified from time to time.”; and

(b)	in the definition of the term “Unrestricted Subsidiary”, deleting the following italicized text from the third paragraph thereof: “; provided that, notwithstanding the foregoing, except as provided in clause (i) of this definition, the Board of Directors may not designate any member of the BRCOM Group to be a Restricted Subsidiary”.

SECTION 1.2.   Amendment of Section 5.02. Section 5.02 is hereby amended by:

(a)	deleting the following italicized text in Section 5.02(a)(iv)(C) “Section 5.02(b)(i) through (v), inclusive, (viii) and (ix)” and replacing such text with “Section 5.02(b)(i) through (v), inclusive, (viii), (ix) and (xi) of this covenant”;

(b)	deleting the following italicized text at the end of Section 5.02(b)(ix) “and”;

(c)	deleting the period at the end of Section 5.02(b)(x) and adding the following italicized text in lieu thereof “; and”; and

(d)	adding the following italicized text after the end of Section 5.02(b)(x) as new Section 5.02(b)(xi) “(xi) the repurchase or redemption of the 16% Notes.”.

ARTICLE II

SECTION 2.1.   Interpretation. (a) Upon effectiveness of this Supplemental Indenture, Section 1.01 and Section 5.02 of the Indenture shall be amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control. The Indenture, and the amendments effected by this Supplemental Indenture, are hereby ratified and confirmed in all respects and shall bind every Holder of Securities. In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, after giving effect to this Supplemental Indenture, the provisions of the Indenture, and the amendments effected by this Supplemental Indenture, shall control.

(b)   Except as provided for in this Supplemental Indenture, the Indenture shall remain in full force and effect. The consent of the Holders to this Supplemental Indenture shall not constitute an amendment or waiver of any provision of the Indenture except to the extent expressly set forth herein, and shall not be construed as a waiver or consent to any further or future action on the part of the Company or waiver of any Default or Event of Default, except to the extent expressly set forth herein.

SECTION 2.2.   Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

SECTION 2.3.   Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.4.   Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.5.   Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.6.   Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

SECTION 2.7.   Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 2.8.   Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Securities.

SECTION 2.9.   Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10.   Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 2.11.   Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.12. Effectiveness. The amendments to the Indenture set forth in Article I shall become effective only upon (a) the consummation of a refinancing of, or an amendment or waiver to, the Company’s Third Amendment and Restatement of the Credit Agreement dated as of November 17, 2003, as amended to the date hereof, among the Company, BCSI Inc., the lenders party thereto, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent, Credit Suisse First Boston and The Bank of New York, as co-documentation agents, and the other persons party thereto, that permits such amendments, and (b) the successful consummation of an offering of new unsecured senior and senior subordinated notes with an aggregate principal amount not to exceed $350 million which consists of at least $100 million in aggregate principal amount of new senior subordinated notes.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective authorized officers as of the day and year first written above.

COMPANY:

CINCINNATI BELL INC.,
by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

GUARANTORS:

BRFS LLC
BRHI INC
CINCINNATI BELL ANY DISTANCE INC.
CINCINNATI BELL COMPLETE
PROTECTION INC.
CINCINNATI BELL PUBLIC
COMMUNICATIONS INC.
CINCINNATI BELL WIRELESS HOLDINGS
LLC
CINCINNATI BELL WIRELESS COMPANY
CINCINNATI BELL
TELECOMMUNICATIONS SERVICES INC.
ZOOMTOWN.COM INC.,

by
/s/ Mark Peterson
Name: Mark Peterson
Title: Treasurer

TRUSTEE:

THE BANK OF NEW YORK,
by
/s/ Dorothy Miller
Name: Dorothy Miller
Title: Vice President